Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. 415-738-6500	Minnie Wright Investor/Analyst Information Digital Realty Trust, Inc. 415-738-6500

DIGITAL REALTY TRUST, INC. ANNOUNCES FURTHER ACQUISITIONS IN WESTERN EUROPE

San Francisco, CA (October 25, 2005) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateways, today announced that it has entered into separate agreements to acquire two additional properties in Western Europe: IBM Technology Park in Mainz, Germany and the Geneva Data Center in Geneva, Switzerland. The IBM Technology Park is strategically located in the greater Frankfurt area and is less than 20 minutes from the Frankfurt International Airport. These investments represent the significant expansion of Digital Realty Trust’s technology property strategy in Europe.

The IBM Technology Park is comprised of 11 buildings on an approximately 80 acre campus totaling approximately 1.5 million net rentable square feet. The site houses IBM Deutschland’s mission critical data center, software development operations and support functions in 590,000 square feet subject to a long-term lease.

The remaining 910,000 net rentable square feet of the campus is comprised of clean room manufacturing facilities, R&D, warehouse and office space containing approximately 500,000 square feet of available redevelopment space.

The initial purchase price is approximately 77.1 million Euros and the expected unleveraged cash cap rate is 9.5 percent. The seller may be entitled to additional consideration based on future

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Announces Acquisition of Two Properties in United States and Western Europe

October 5, 2005

leasing activity. As a result of this acquisition, we expect that IBM will be one of our three largest tenants, as measured by annualized rent.

The Geneva Data Center is an approximately 60,000 square foot building located in the Meyrin Industrial area and within close proximity to downtown Geneva. The three-story building underwent a major renovation in 2003, converting it to a mission critical data center. The property is 100% leased on a long term basis to a single tenant that provides web hosting and IT services for a customer base that includes major international financial services and consumer product companies.

The purchase price is 10.1 million Euros and the expected unleveraged cash cap rate on the Geneva Data Center acquisition is 9.0 percent.

“We believe that demand for technology and data center facilities will continue to grow in Europe as in the U.S., providing attractive investment opportunities for Digital Realty Trust. Our team of technology asset professionals is well positioned to expand our European operations through our relationships with technology tenants and the real estate community,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The acquisition of the IBM Technology Park and the Geneva Data Center demonstrates Digital Realty Trust’s expanding investment program in Western Europe. Upon closing of these latest transactions, our European portfolio will contain four properties totaling over 1.7 million square feet in London, Frankfurt, Amsterdam, and Geneva.”

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 38 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 8.2 million net rentable square feet, excluding space held for redevelopment, Digital

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Announces Acquisition of Two Properties in United States and Western Europe

October 5, 2005

Realty Trust’s property portfolio is located throughout the United States and in Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

This press release contains forward-looking statements based on current expectations, forecasts and assumptions, including current expectations, forecasts and assumptions related to our acquisitions of the IBM Technology Park and the Geneva Data Center, expected cap rates for those properties, demand for technology and data center facilities in Europe, that IBM will be one of our three largest tenants and the size of our portfolio in Europe. These current expectations, forecasts and assumptions involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; our ability to consummate the acquisitions described herein, general economic conditions; defaults on or non-renewal of leases by tenants, including by IBM Deutschland; increased interest rates and operating costs; changes in international laws and regulations, including related to taxes and real estate, failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, our relatively limited operating history in Europe, failure of acquired properties to perform as expected; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500